As filed with the Securities and Exchange Commission on April 18, 2019

Registration No. 333-216155

Registration No. 333-225610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDIGUS LTD.

(Exact Name of Registrant as Specified in its Charter)

State of Israel	3841	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Tatiana Yosef

7A Industrial Park, P.O. Box 3030

Omer, 8496500, Israel

Tel: +972-72-260-2200

Fax: +972-72-260-2249

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Medigus USA LLC

c/o PHS Corporate Services, Inc.
1313 N. Market Street, Suite 5100
Wilmington, Delaware 19801
+1 (302) 571-1128

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shachar Hadar, Adv.

Jonathan M. Nathan, Adv.

Meitar Liquornik Geva

Leshem Tal

16 Abba Hillel Silver Rd.

Ramat Gan 52506, Israel

Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Medigus Ltd. (the “Registrant”) has filed with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the following registration statements:

(a) Registration Statement on Form F-1 (Registration No. 333-216155) (the “2017 Registration Statement”), filed with the SEC on February 21, 2017, which was amended by Amendments No. 1 and 2 thereto and which was declared effective by the SEC on March 23, 2017, and which was amended post-effectively by:

(i) Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-216155), filed with the SEC and automatically effective upon filing on March 29, 2017;

(ii) Post-Effective Amendment No. 2 to Registration Statement on Form F-1 (Registration No. 333-216155), filed with the SEC on March 31, 2017 and declared effective by the SEC on April 3, 2017; and

(iii) Post-Effective Amendment No. 3 to Registration Statement on Form F-1 (Registration No. 333-216155), filed with the SEC on March 26, 2018 and declared effective by the SEC on April 13, 2018;

(b) Registration Statement on Form F-1 (Registration No. 333-225610) (the “2018 Registration Statement”), filed with the SEC on June 13, 2018, which was amended by Amendments No. 1, 2 and 3 thereto and which was declared effective by the SEC on July 18, 2018.

Pursuant to Rule 429 under the Securities Act, the prospectuses contained in those previous registration statements (including in the post-effective amendments to the 2017 Registration Statement) (collectively, the “Registration Statement”) have been combined into the prospectus contained in this Post-Effective Amendment No. 4 to Form F-1 Registration Statement (this “Post-Effective Amendment No. 4”).

This Post-Effective Amendment No. 4 is being filed by the Registrant to update and supplement the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 4. Accordingly, this Post-Effective Amendment No. 4 concerns only the offer and sale of the following securities of the Registrant that were registered for sale by the Registrant under the Registration Statement:

(x) Under the 2017 Registration Statement:

The following securities issued or issuable under the 2017 Registration Statement in connection with the Registrant’s public offering that closed on March 29, 2017, pursuant to a prospectus dated March 23, 2017:

(i) 535,730 American Depositary Shares (“ADSs”), representing 10,714,600 ordinary shares, par value NIS 1.00 per share, of the Registrant (“Ordinary Shares”) (reflecting a rate of 20 Ordinary Shares per ADS), which are issuable upon the exercise of 535,730 outstanding Series A warrants (the “Series A Warrants”), at a ratio of one ADS per one Series A Warrants and at an exercise price of $14 per ADS; and

(ii) 37,501 ADSs, representing 750,020 Ordinary Shares, which are issuable upon the exercise of 37,501 warrants issued to the placement agent (the “Placement Agent Warrants”), at a ratio of one ADS per one Placement Agent Warrants and at an exercise price of $17.50 per ADS.

The Series A Warrants were exercisable immediately (or, at the election of the purchaser, six months following the issuance date) and until five years from the date on which they were issued. The Placement Agent Warrants were exercisable immediately and until five years from the date on which they were issued.

(y) Under the 2018 Registration Statement:

The following securities issued or issuable under the 2018 Registration Statement in connection with the Registrant’s public offering that closed on July 23, 2018, pursuant to a prospectus dated July 19, 2018:

(i) 3,263,325 ADSs, representing 65,266,500 Ordinary Shares (reflecting a rate of 20 Ordinary Shares per ADS), which are issuable upon the exercise of 3,263,325 outstanding Series C warrants (the “Series C Warrants”), at a ratio of one ADS per Placement Agent Warrant and at an exercise price of $3.50 per ADS; and

(ii) 198,637 ADSs, representing 3,972,740 Ordinary Shares, which are issuable upon the exercise of 198,637 warrants issued to the underwriter (the “Underwriter Warrants”), at a ratio of one ADS per Placement Agent Warrant and at an exercise price of $4.375 per ADS.

The Series C Warrants were exercisable immediately and until five years from the date on which they were issued. Each Underwriter Warrant was exercisable immediately and until July 18, 2023.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 18, 2019

Preliminary Prospectus

Up to 4,035,193 American Depositary Shares Representing 80,703,860 Ordinary Shares

Warrants to Purchase up to 4,035,193 American Depositary Shares

This prospectus relates to 4,035,193 American Depositary Shares, or ADSs, representing 80,703,860 ordinary shares, par value NIS 1.00 per share, or the Ordinary Shares (reflecting a rate of 20 Ordinary Shares per ADS), of Medigus Ltd., or Medigus, in the aggregate, which are issuable upon the exercise of warrants that have been offered and sold in two public offerings by Medigus, which took place in March 2017 and July 2018, respectively.

The securities issued or issuable pursuant to those two offerings consist of the following:

(i) March 2017 public offering (closed on March 29, 2017): 535,730 ADSs representing 10,714,600 Ordinary Shares, which are issuable upon the exercise of 535,730 Series A warrants, or the Series A Warrants, at a ratio of one ADS per one Series A Warrants and at an exercise price of $14 per ADS; and an additional 37,501 ADSs representing 750,020 Ordinary Shares, which are issuable upon the exercise of 37,501 warrants issued to the placement agent, or the Placement Agent Warrants, at a ratio of one ADS per one Placement Agent Warrants and at an exercise price of $17.50 per ADS; and

(ii) July 2018 public offering (closed on July 23, 2018): 3,263,325 ADSs, representing 65,266,500 Ordinary Shares, which are issuable upon the exercise of 3,263,325 Series C warrants, or the Series C Warrants, at a ratio of one ADS per Series C Warrant and at an exercise price of $3.50 per ADS; and an additional 198,637 ADSs, representing 3,972,740 Ordinary Shares, which are issuable upon exercise of 198,637 warrants issued to the underwriter, or the Underwriter Warrants, at a ratio of one ADS per Underwriter Warrant and at an exercise price of $4.375 per ADS.

We will receive all of the proceeds from the exercise of the Series A Warrants, the Series C Warrants, the Placement Agent Warrants and the Underwriter Warrants, which we refer to collectively as the Warrants.

The ADSs are traded on The Nasdaq Capital Market, or NASDAQ, under the symbol “MDGS.” On April 15, 2019, the last reported sale price of the ADSs on Nasdaq was $2.97 per ADS. Our Ordinary Shares trade on the Tel Aviv Stock Exchange Ltd., or TASE, under the symbol “MDGS.” On April 15, 2019, the last reported sale price of our ordinary shares on the TASE was NIS 0.523, or $0.15 per share (based on the exchange rate reported by the Bank of Israel on such date). Our Series C Warrants have been traded on NASDAQ under the symbol “MDGSW” since July 2018. Each Series C Warrant will expire five years from the date of issuance. On April 15, 2019, the last reported sale price of the Series C Warrants on Nasdaq was $0.60 per Series C Warrant. There is no established public trading market for the Series A Warrants, Placement Agent Warrants or Underwriter Warrants, and none such Warrants is or will be listed for trading on any national securities exchange.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in these securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

i

ABOUT THIS PROSPECTUS

You should read carefully this prospectus in its entirety, together with additional information described under the heading “Where You Can Find More Information” in this prospectus.

If the information in this prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide information different from that contained in this prospectus, any document incorporated by reference herein, any amendment or supplement to this prospectus or any free writing prospectus, if any, prepared by us or on our behalf. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus and any free writing prospectus, if any, prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ADSs or Warrants means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these ordinary shares in any circumstances under which the offer or solicitation is unlawful.

Market data and certain industry data and forecasts used throughout this prospectus or in documents incorporated by reference in this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management’s knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus or in documents incorporated by reference herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “ourselves,” “Medigus,” “our Company” or the “Company” refer to Medigus Ltd., an Israeli company, and its consolidated subsidiaries. The terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States and the terms “EURO,” “EUR,” or “€” refer to Euros, the lawful currency of the member states of the European Union. Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.561 to $1.00, based on the exchange rate reported by the Bank of Israel on April 15, 2019.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports with, and furnish current reports, proxy statements and other information to, the U.S. Securities and Exchange Commission, or SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at http://www.medigus.com/investor-relations. Information contained in or linked to our website is not a part of this prospectus. You may read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of any such document upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file with, or furnish separately to, the SEC. The information incorporated by reference contains information about us and our business, financial condition and results of operations and is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents (or portions of documents) listed below that we have previously filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Document or Portion of Document	Date(s) Filed or Furnished
● Annual Report on Form 20-F for the year ended December 31, 2018, or the 2018 Annual Report	March 28, 2019

● Reports of Foreign Private Issuer on Form 6-K	April 2, 2019 and April 8, 2019 (including the press releases appended as Exhibits 99.1 thereto, but excluding any statements of individuals included therein)

● Description of our Ordinary Shares, and the ADSs representing the Ordinary Shares, in Registration Statement on Form 20-F	May 7, 2015

You can obtain any of the foregoing documents incorporated by reference in this document through us, or from the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference herein. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address or telephone:

Medigus Ltd.

7A Industrial Park, P.O. Box 3030

Omer, 8496500, Israel

Attention: Tatiana Yosef

Tel: +972 72 260-2200

In addition, we maintain an Internet website, www.medigus.com. We make available, through our website, our Annual Reports on Form 20-F, Reports of Foreign Private Issuer on Form 6-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus (including in documents incorporated by reference herein) constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Exchange Act. These statements related to future events, other future financial performance or business strategies, and include statements containing terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially from the results anticipated in these forward looking statements, due to a variety of factors, including, without limitation:

●	recent material changes in our strategy;

●	our ability to sell or license our MUSE™ technology;

●	the commercial success of the ScoutCam™ system;

●	projected capital expenditures and liquidity;

●	the overall global economic environment;

●	the impact of competition and new technologies;

●	general market, political, reimbursement and economic conditions in the countries in which we operate;

●	government regulations and approvals;

●	litigation and regulatory proceedings; and

●	those factors referred to in “Risk Factors” herein, and in the sections of the 2018 Annual Report that are titled “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects,” as well as in the 2018 Annual Report generally.

In addition, the section of our 2018 Annual Report titled “Item 4. Information on the Company” contains information obtained from independent industry and other sources that we have not independently verified. All forward looking statements attributable to our Company are expressly qualified in their entirety by these cautionary statements. There is no assurance that future results, levels of activity, performance or goals will be achieved.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus and in documents incorporated by reference herein. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to purchase ADSs or Warrants in this offering. You should read this entire prospectus carefully, as well as the information to which we refer you and the information incorporated by reference herein, before deciding to purchase ADSs or Warrants in this offering. You should pay special attention to the sections titled “Risk Factors,” in each of this prospectus and our 2018 Annual Report, as well as our consolidated financial statements, and the related notes thereto and “Item 5. Operating and Financial Review and Prospects” appearing in our 2018 Annual Report, each of which is incorporated by reference in this prospectus, before making an investment decision.

Our Business

We are engaged in the development, production and marketing of innovative miniaturized imaging equipment, known as our micro ScoutCam™ portfolio, for use in medical procedures as well as various industrial applications, through our Israeli subsidiary, ScoutCam. ScoutCam was incorporated as part of a reorganization of our Company intended to distinguish our Company’s micro ScoutCam™ portfolio from the other operations of our Company and to enable the Company to form a separate business unit with dedicated resources focused on the promotion of our miniaturized imaging technology. We are currently in the process of completing the transfer of all of our assets and intellectual property related to our miniature video cameras business into ScoutCam.

To date, a substantially material portion of our revenues has been derived from our micro ScoutCam™ portfolio for use within the medical and industrial fields. Together with the technology transfer, we have begun examining additional applications for our micro ScoutCam™ portfolio outside of the medical device industry, among others, the defense, aerospace, automotive, and industrial non-destructing-testing industries. We plan to further expand our activity in these non-medical spaces.

In addition, we have been engaged in the development, production and marketing of innovative surgical devices with direct visualization capabilities for the treatment of Gastroesophageal Reflux Disease, or GERD, a common ailment, which is predominantly treated by medical therapy (e.g., proton pump inhibitors) or, in chronic cases, via conventional open or laparoscopic surgery. Our FDA-cleared and CE-marked endosurgical system, known as the Medigus Ultrasonic Surgical Endostapler, or MUSE™ (Medigus Ultrasonic Surgical Endostapler) system, enables minimally-invasive and incisionless procedures for the treatment of GERD by reconstruction of the esophageal valve via the mouth and esophagus, eliminating the need for surgery in eligible patients. We believe that this procedure offers a safe, effective and economical alternative to the current modes of GERD treatment for certain GERD patients, and has the ability to provide results which are equivalent to those of standard surgical procedures, while reducing pain and trauma, minimizing hospital stays, and delivering economic value to hospitals and payors. The key elements of the MUSE™ system include a single-use endostapler containing several sophisticated innovative technologies such as flexible stapling technology, a miniature camera and ultrasound sensor, as well as a control console offering a video image transmitted from the tip of the endostapler.

Our Company

Our legal and commercial name is Medigus Ltd. We were incorporated in the State of Israel on December 9, 1999, as a private company pursuant to the Israeli Companies Ordinance (New Version), 1983. We are a public limited liability company and operate under the provisions of the Israeli Companies Law, 5759-1999, or the Companies Law. Our registered office and principal place of business are located at Omer Industrial Park, No. 7A, P.O. Box 3030, Omer 8496500, Israel and our telephone number in Israel is + 972-72-260-2200. Our website address is www.medigus.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

Our Securities

In February 2006, we completed our initial public offering in Israel, and our Ordinary Shares have since traded on TASE, under the symbol “MDGS”. In May 2015, we listed our ADSs (each of which currently represents 20 Ordinary Shares) on NASDAQ, and since August 2015 the ADSs have been traded on NASDAQ under the symbol “MDGS”. Our Series C Warrants have been traded on NASDAQ under the symbol “MDGSW” since July 2018. Each Series C Warrant is exercisable for one ADS for an exercise price of $3.50 and will expire five years from the date of issuance.

Additional information about our business, our Company and our subsidiaries, and our securities is included in our 2018 Annual Report and in other documents incorporated by reference in this prospectus. See “Where You Can Find More Information”.

THE OFFERING

The following summary contains basic information about the ADSs and Warrants offered hereby. This description is not complete and does not contain all of the information that you should consider before investing in these securities. For a more complete understanding of our ADSs and Warrants, you should read “Item 10. Additional Information— A. Share Capital— Warrants,” “Item 10. Additional Information— C. Material Contracts” and “Item 12. Description of Securities Other Than Equity Securities— D. American Depositary Shares” included in our 2018 Annual Report, which is incorporated by reference herein.

Issuer	Medigus Ltd., an Israeli company

Securities offered: Series A Warrants Number of Series A Warrants Terms of Series A Warrants

535,730

Every Series A Warrant is exercisable for one ADS at an exercise price of $14 per ADS, and are exercisable at any time after the date of issuance (or, at the election of the purchaser, six months following the issuance date) and will expire five years from the date of issuance. To better understand the terms of the Series A Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Series A Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series C Warrants Number of Series C Warrants Terms of Series C Warrants

3,263,325

Each Series C Warrant is exercisable for one ADS at an exercise price of $3.50 per ADS, is immediately exercisable and expires five years from the date of issuance.  To better understand the terms of the Series C Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus.  You should also read the form of Warrant Agent Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Placement Agent Warrants Number of Placement Agent Warrants	37,501

Terms of Placement Agent Warrants	Every Placement Agent Warrant is exercisable for one ADS at an exercise price of $17.50 per ADS, are exercisable at any time after the date of issuance and will expire five years from the date of issuance.

Underwriter Warrants Number of Underwriter Warrants Terms of Underwriter Warrants	198,637 Each Underwriter Warrant is exercisable for one ADS at an exercise price of $4.375 per ADS and is exercisable immediately upon issuance and until July 18, 2023.

ADSs

Each ADS represents 20 Ordinary Shares. The ADSs are evidenced by American Depositary Receipts, or ADRs, executed and delivered by The Bank of New York Mellon, as Depositary.

The Depositary is the holder of the Ordinary Shares underlying your ADSs and you have rights as provided in the Deposit Agreement, among us, The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder, or the Deposit Agreement, a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the SEC on May 7, 2015.

Subject to compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary in exchange for Ordinary Shares underlying your ADSs. The Depositary will charge you fees for such exchanges pursuant to the Deposit Agreement.

You should carefully read the “Item 12. Description of Securities Other Than Equity Securities— D. American Depositary Shares” included in our 2018 Annual Report and the Deposit Agreement to better understand the terms of the ADSs.

Use of proceeds	We currently intend to use the net proceeds from the sale of our securities for general corporate purposes. See “Use of Proceeds” for additional information.

Dividend Policy	We have never declared or paid any cash dividends to our shareholders, and we currently do not expect to declare or pay any cash dividends in the foreseeable future. See “Dividend Policy.”

Listing	The ADSs are listed on NASDAQ under the trading symbol “MDGS.” The Ordinary Shares represented by the ADSs are listed on TASE, under the trading symbol “MDGS”. The Series C Warrants are listed on NASDAQ under the trading symbol “MDGSW.”

Risk factors	Before deciding to invest in our securities, you should carefully consider the risks related to our business, the offering and our securities, and our location in Israel. See “Risk Factors” in this prospectus and “Item 3. Key Information– D. Risk Factors” in our 2018 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, for a discussion of factors you should carefully consider before investing in our securities.

Unless otherwise indicated, the information contained in this prospectus is as of the date set forth on the cover of this prospectus.

RISK FACTORS

An investment in our ADSs or Warrants involves various risks. You should carefully consider the risk factors described in “Item 3. Key Information– D. Risk Factors” in our 2018 Annual Report, which are incorporated by reference into this prospectus, and in our other reports we file from time to time with the SEC, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. You should also carefully consider the risks and the other information included or incorporated by reference into this prospectus before investing in our ADSs or Warrants. The risks described in the documents incorporated by reference herein are not the only risks applicable to us or an investment in our ADSs or Warrants. Additional risks not currently known to us or that we currently consider immaterial also may impair our business.

USE OF PROCEEDS

We will not receive any amounts pursuant to this offering unless the Warrants are exercised. Assuming the exercise of all of the Warrants (including all Series A Warrants, Series C Warrants, Placement Agent Warrants and Underwriter Warrants), we will receive gross proceeds of approximately $20.4 million.

 We intend to use the proceeds, if any, from the exercise of the Warrants for general corporate purposes. Our management will have significant flexibility in applying the net proceeds of this offering. In addition, while we have not entered into any binding agreements or commitments relating to any significant transaction as of the date of this prospectus, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

There is no assurance that the holders of any of the Warrants will elect to exercise any or all of their Warrants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our securities and do not anticipate that we will pay any cash dividends on our securities in the foreseeable future, therefore, any return on your investment in our securities must come from increases in the value and trading price of our securities.

We intend to retain our earnings to finance the development and expenses of our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant.

DESCRIPTION OF THE OFFERED SECURITIES

AMERICAN DEPOSITARY SHARES

General

The following is a summary description of the ADSs and does not purport to be complete. Each ADS represents 20 Ordinary Shares (or a right to receive 20 Ordinary Shares) deposited with the principal Tel Aviv office of either of Bank Hapoalim or Bank Leumi, as custodian for the Bank of New York Mellon as the Depositary. Each ADS also represents any other securities, cash or other property which may be held by the Depositary. The Depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the Depositary confirming their holdings. As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the Depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the Depositary to distribute the NIS only to those ADS holders to whom it is possible to do so. It will hold the NIS it cannot convert for the account of the ADS holders who have not been paid. It will not invest the NIS and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. For more information see “Material Tax Considerations.” The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the NIS, you may lose some or all of the value of the distribution.

Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution (or ADSs representing those shares).

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the Depositary may make these rights available to ADS holders. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they much reach the Depositary by a date set by the Depositary. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The Depositary will try, as far as practical, subject to the laws of Israel, and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Each of our American Depositary Shares, or ADSs, represents 20 of our ordinary shares. The ADSs trade on the NASDAQ Capital Market.

The form of the deposit agreement for the ADSs and the form of American Depositary Receipt (ADR) that represents an ADS are filed as exhibits to the Company’s registration statement on Form F-6 with the SEC on May 7, 2015. Copies of the deposit agreement are available for inspection at the principal office of the Bank of New York Mellon, located at 101 Barclay Street, New York, New York 10286, and at the principal office of our custodians Bank Hapoalim B.M., 104 Hayarkon Street, Tel Aviv 63432, Israel.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
	●	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	●	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders
$0.05 (or less) per ADS per calendar year	●	Depositary services
Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares
Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
	●	converting foreign currency to U.S. dollars
Taxes and other governmental charges the Depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	●	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	●	As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

●   Change the nominal or par value of our shares

●   Reclassify, split up or consolidate any of the deposited securities

●   Distribute securities on the shares that are not distributed to you

●  Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The Depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the Depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The Depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the Depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The Depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the Depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the Depositary considers appropriate; and (3) the Depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company, or DTC. DRS is the system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder communications; inspection of register of holders of ADSs

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

WARRANTS TO BE ISSUED AS PART OF THIS OFFERING

Series A Warrants

The following summary of certain terms and provisions of the Series A Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Series A Warrant and Series A Warrant Agreement which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Series A Warrant Agreement.

Exercisability

The Series A Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), and other applicable charges and taxes. Unless otherwise specified in the Series A Warrant, the holder will not have the right to exercise the Series A Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Series A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise

In the event that a registration statement covering the Ordinary Shares to be represented by ADSs underlying the Series A Warrants is not effective, or no current prospectus is available for the issuance of the Ordinary Shares to be represented by ADSs underlying the Series A Warrants, the holder may, in its sole discretion, exercise the Series A Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the Series A Warrant agreement.

Exercise Price

The current exercise price per ADS purchasable upon exercise of one Series A Warrant is equal to $14, subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions.

Fundamental Transaction

If, at any time while the Series A Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the Ordinary Shares are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Ordinary Shares, (4) we effect any reclassification or recapitalization of the Ordinary Shares or any compulsory exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding Ordinary Shares, each of which we refer to as a “Fundamental Transaction”, then upon any subsequent exercise of Series A Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those Series A Warrants, and any additional consideration payable as part of the Fundamental Transaction.

In the event of an Fundamental Transaction (other than a Fundamental Transaction not approved by the Company’s Board of Directors), we or any successor entity shall, subject to any applicable law, at the option of a registered holder of a Series A Warrant, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the Series A Warrants of that holder from that holder by paying to that holder an amount of cash equal to the Black Scholes value of the remaining unexercised Series A Warrants of that holder on the date of the consummation of such Fundamental Transaction.

Transferability

Subject to applicable laws, the Series A Warrants may be transferred at the option of the holders upon surrender of the Series A Warrants to us, together with the appropriate instruments of transfer.

Listing

The Series A Warrants have been issued in physical form. We do not plan on applying to list the Series A Warrants on NASDAQ, any other national securities exchange or any other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the Series A Warrant or by virtue of such holder’s ownership of ADSs or Ordinary Shares, the holder of Series A Warrants does not have rights or privileges of a holder of ADSs or Ordinary Shares, including any voting rights, until the holder exercises the warrants.

Placement Agent Warrants

The Placement Agent Warrants will have substantially the same terms as the Series A Warrants being sold to the investors in this offering other than the exercise price, which is $17.50 per ADS issuable upon the exercise of one Placement Agent Warrant.

Pursuant to FINRA Rule 5110(g), the Placement Agent Warrants and any Ordinary Shares issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Series C Warrants

The following summary of certain terms and provisions of the Series C Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the Series C Warrant Agent Agreement, also referred to as the Series C Warrant Agreement, and form of Series C Warrant, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Series C Warrant Agreement and form of Series C Warrant. The Series C Warrants issued in connection with this offering are administered by Computershare Inc., as warrant agent.

Exercisability

The Series C Warrants were exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Series C Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us and the warrant agent a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Series C Warrant, the holder will not have the right to exercise the Series C Warrants, in whole or in part, if the holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Series C Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise

In the event that a registration statement covering the ADSs underlying the Series C Warrants is not effective, and an exemption from registration is not available for the resale of ADSs underlying the Series C Warrants, the holder may, in its sole discretion, exercise the Series C Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the Series C Warrant Agreement.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of one Series C Warrant is equal to $3.50, subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions.

Fundamental Transaction

If, at any time while the Series C Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of its significant subsidiaries (as defined in Rule 1-02 of the SEC’s Regulation S-X) (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the Ordinary Shares are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Ordinary Shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires at least 50% of the outstanding Ordinary Shares, (5) we effect any reclassification or recapitalization of the Ordinary Shares or any compulsory exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Series C Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Ordinary Shares then issuable upon exercise of those Series C Warrants, and any additional consideration payable as part of the Fundamental Transaction.

In the event of a Fundamental Transaction (other than a Fundamental Transaction not approved by the Company’s Board of Directors), we or any successor entity shall, subject to any applicable law, at the option of a registered holder of a Series C Warrant, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the Series C Warrants of that holder from that holder by paying to that holder an amount of cash equal to the Black Scholes value of the remaining unexercised Series C Warrants of that holder on the date of the consummation of such Fundamental Transaction.

Transferability

Subject to applicable laws, the Series C Warrants may be transferred at the option of the holders upon surrender of the Series C Warrants to the warrant agent, together with the appropriate instruments of transfer.

Warrant Agent and Listing

The Series C Warrants have been issued in registered form under the Series C Warrant Agreement between us and the warrant agent. The NASDAQ Capital Market approved the listing of the Series C Warrants on July 19, 2018, and the Series C Warrants commenced trading under the symbol “MDGSW” on July 23, 2018.

Rights as a Shareholder

Except as otherwise provided in the Series C Warrant Agreement or by virtue of such holder’s ownership of ADSs or Ordinary Shares, the holder of Series C Warrants does not have rights or privileges of a holder of ADSs or Ordinary Shares, including any voting rights, until the holder exercises the warrants.

MATERIAL TAX CONSIDERATIONS

The following is a discussion of some Israeli tax consequences to persons owning our Ordinary Shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on a new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller's country of residence provides otherwise. The Israeli Income Tax Ordinance of 1961 (New Version), or the Ordinance, distinguishes between “Real Capital Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index, or CPI, between the date of purchase and the date of disposition. Inflationary Surplus is not subject to tax in Israel.

Generally, Real Capital Gain accrued by individuals on the sale of our Ordinary Shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, 10% or more of one of the Israeli resident company’s means of control (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12 months period, such gain will be taxed at the rate of 30%.

Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 24% in 2017 and 23% as of 2018.

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income — 23% for corporations as of 2018 and a marginal tax rate of up to 47% in 2018 for individuals.

Notwithstanding the foregoing, capital gain derived from the sale of our Ordinary Shares by a non-Israeli shareholder may be exempt under the Ordinance from Israeli taxation provided that the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the securities on the stock exchange (this condition will not apply to shares purchased on or after January 1, 2009), (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed, (iii) neither the shareholder nor the particular capital gain is otherwise subject to the Israeli Income Tax Law (Inflationary Adjustments) 5745-1985) (this condition will not apply to shares purchased on or after January 1, 2009), (iv) if the seller is a corporation, no more than 25% of its means of control are held, directly and indirectly, by an Israeli resident shareholders, and there is no Israeli Resident that is entitled to 25% or more of the revenues or profits of the corporation directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Double Tax Treaty exempts U.S. resident from Israeli capital gain tax in connection with such sale, provided that (i) the U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12 month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days in the aggregate at the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel; (iv) the capital gain arising from such sale, exchange or disposition is not attributed to real estate located in Israel; (v) the capital gains arising from such sale, exchange or disposition is not attributed to royalties; and (vi) the shareholder is a U.S. resident (for purposes of the U.S.-Israel Treaty) is holding the shares as a capital asset. Under the U.S.-Israel Double Tax Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S-Israel Double Tax Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Either the purchaser, the Israeli stockbrokers or financial institution through which the shares are held is obliged, subject to the above-mentioned exemptions, to withhold tax upon the sale of securities from the Real Capital Gain at the rate of up to 25%.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Ordinance and regulations promulgated thereunder the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

We have never paid cash dividends. A distribution of dividend by our company from income attributed to a Benefited Enterprise will generally be subject to withholding tax in Israel at a rate of 15% unless a reduced tax rate is provided under an applicable tax treaty. A distribution of dividend by our company from income attributed to a Preferred Enterprise (if the company will be entitled to tax benefits of a Preferred Enterprise) will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals — 20%; Israeli resident companies — 0%; Non-Israeli residents — 20%, subject to a reduced rate under the provisions of any applicable double tax treaty.

A distribution of dividends from income, which is not attributed to a Preferred Enterprise or a Benefited Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12 months period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be exempt from withholding tax provided the income from which such dividend is distributed was derived or accrued within Israel and was subject to tax in Israel.

The Ordinance provides that a non-Israeli resident (either individual or corporation) is generally subject to an Israeli income tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Controlling Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12 months period); those rates are subject to a reduced tax rate under the provisions of an applicable double tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). Thus, under the U.S.-Israel Double Tax Treaty the following rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends — the tax rate is 12.5%, (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise or a Benefited Enterprise — the tax rate is 15% and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Payers of dividends on our Ordinary Shares, including the Israeli stockbroker effectuating the transaction, or the financial institution through which the securities are held, are generally required, subject to any of the foregoing exemptions, reduced tax rates and the demonstration of a shareholder regarding his, her or its foreign residency, to withhold tax upon the distribution of dividend at the rate of 25%, so long as the shares are registered with a nominee company.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% as of 2018 on annual income exceeding a certain threshold (NIS 641,880 for 2018 and thereafter, linked to the annual change in the Israeli Consumer Price Index), including, but not limited to income derived from, dividends, interest and capital gains.

Foreign Exchange Regulations

Non-residents of Israel who hold our Ordinary Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

U.S. Federal Income Tax Consequences

The following discussion describes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our Ordinary Shares. This discussion applies only to U.S. Holders that hold our Ordinary Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, that have acquired their Ordinary Shares or ADSs and that have the U.S. dollar as their functional currency.

This discussion is based on the tax laws of the United States, including the Code, as in effect on the date hereof and on U.S. Treasury regulations as in effect or, in some cases, as proposed, on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our shares or that such a position would not be sustained. This summary does not address any estate or gift tax consequences, the alternative minimum tax, the Medicare tax on net investment income or any state, local, or non-U.S. tax consequences.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

●	banks;

●	certain financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark to market;

●	certain former citizens or residents of the United States;

●	tax-exempt entities;

●	persons holding our Ordinary Shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting share capital;

●	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation; or

●	S-corporation and partnerships, including entities classified as partnerships for U.S. federal income tax purposes.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of our Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A person that would be a U.S. Holder if it held our Ordinary Shares directly and that is a partner of a partnership holding our Ordinary Shares is urged to consult its own tax advisor.

Passive Foreign Investment Company

Based on our anticipated income and the composition of our income and assets, there is a significant risk that we will be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes at least until we start generating a substantial amount of active revenue. However, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a PFIC for U.S. federal income tax purposes for any taxable year after applying certain look-through rules with respect to the income and assets of subsidiaries if either:

●	at least 75% of its gross income for such year is passive income (such as interest income); or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our shares.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock.

A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our Ordinary Shares, our PFIC status may depend in part on the market price of our Ordinary Shares, which may fluctuate significantly. In addition, there may be certain ambiguities in applying the PFIC test to us. No rulings from the U.S. Internal Revenue Service (the “IRS”), however, have been or will be sought with respect to our status as a PFIC.

If we are a PFIC for any taxable year during which you hold our Ordinary Shares, we generally will continue to be treated as a PFIC with respect to your investment in our Ordinary Shares for all succeeding years during which you hold our Ordinary Shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to our Ordinary Shares. If such election is made, you will be deemed to have sold our Ordinary Shares you hold at their fair market value on the last day of the last taxable year in which we were a PFIC, and any gain from such deemed sale would be subject to taxation under the excess distribution regime described below. After the deemed sale election, your Ordinary Shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of our Ordinary Shares, unless you make a valid “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for our Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for our Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our Ordinary Shares cannot be treated as capital gains, even if you hold our Ordinary Shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of our Ordinary Shares you own bears to the value of all of our Ordinary Shares, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any excess distribution described above if we receive a distribution from our lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of  (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for our Ordinary Shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of our Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of our Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on our Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our Ordinary Shares, as well as to any loss realized on the actual sale or disposition of our Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Ordinary Shares previously included in income. Your basis in our Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “— Taxation of dividends and other distributions on our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect our Ordinary Shares will be listed on Nasdaq. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own, you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. The NASDAQ is a qualified exchange, but there can be no assurance that the trading in our Ordinary Shares will be sufficiently regular to qualify our Ordinary Shares as marketable stock. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs. Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in its income, on a current basis: (1) as ordinary income, its pro rata share of the “ordinary earnings” of the qualified electing fund; and (2) as long-term capital gain, its pro rata share of the “net capital gain” of the qualified electing fund. However, you may make a qualified electing fund election with respect to your Ordinary Shares only if we furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621. The failure to file this form when required could result in substantial penalties. If we are a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you. You are urged to consult your tax advisor regarding the application of the PFIC rules to the acquisition, ownership and disposition of our Ordinary Shares.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR BEING A PFIC ON YOUR INVESTMENT IN OUR ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you (including the amount of any tax withheld) with respect to our Ordinary Shares generally will be includible in your gross income as dividend income on the date of receipt by the holder, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and then, to the extent such excess amount exceeds your tax basis in your Ordinary Shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gain rates applicable to “qualified dividend income,” provided (1) our Ordinary Shares are readily tradable on an established securities market in the United States (such as NASDAQ), (2) we are neither a PFIC nor treated as such with respect to you (as discussed above) for either the taxable year in which the dividend was paid or the preceding taxable year, (3) certain holding period requirements are met and (4) you are not under an obligation to make related payments with respect to positions in substantially similar or related property. As discussed above under “Passive foreign investment company,” there is a significant risk that we will be a PFIC for U.S. federal income tax purposes, and, as a result, the qualified dividend rate may be unavailable with respect to dividends we pay.

The amount of any distribution paid in a currency other than U.S. dollars will be equal to the U.S. dollar value of such currency on the date such distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the distribution. A U.S. Holder may have foreign currency gain or loss if the foreign currency is converted into U.S. dollars after the date of receipt, depending on the exchange rate at the time of conversion. Any gains or losses resulting from the conversion of foreign currency into U.S. dollars generally will be treated as ordinary income or loss, as the case may be, and generally will be treated as U.S. source. In addition, proposed Treasury regulations (which taxpayers may rely upon pending publication of final regulations) issued on December 18, 2017, provide that certain taxpayers may elect to ‘mark to market’ gain or loss resulting from exchange rate fluctuations. The proposed regulations are complex, and you should consult your tax advisor regarding the availability of the proposed regulations in your particular circumstances. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

If Israeli withholding taxes apply to any dividends paid to you with respect to our Ordinary Shares, subject to certain conditions and limitations, such withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Instead of claiming a credit, you may elect to deduct such taxes in computing taxable income, subject to applicable limitations. If a refund of the tax withheld is available under the applicable laws of Israel or under the U.S.-Israel Double Tax Treaty, or the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against your U.S. federal income tax liability (and will not be eligible for the deduction against your U.S. federal taxable income). The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of a foreign tax credit in your particular circumstances, including the effects of the Treaty.

Taxation of Disposition of Ordinary Shares

Subject to the PFIC rules discussed above, upon a sale or other disposition of Ordinary Shares, you will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such Ordinary Shares. If the consideration you receive for our Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if our Ordinary Shares are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date. In addition, proposed Treasury regulations (which taxpayers may rely upon pending publication of final regulations) issued on December 18, 2017 provide that certain taxpayers may elect to ‘mark to market’ gain or loss resulting from exchange rate fluctuations. The proposed regulations are complex, and you should consult your tax advisor regarding the availability of the proposed regulations in your particular circumstances.

Your tax basis in our Ordinary Shares generally will equal the cost of such Ordinary Shares. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period determined at the time of such sale, exchange or other disposition for such shares exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses is subject to significant limitations.

As mentioned above, to the extent that, the sale, exchange or disposition of our Ordinary Shares would be subject to Israeli tax, the U.S holder would be permitted to claim a credit for any such taxes incurred against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the U.S-Israel Double Tax Treaty and U.S. domestic law applicable to foreign tax credit.

Information Reporting and Backup Withholding

Dividend payments with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information with respect to Foreign Financial Assets

Certain U.S. Holders may be required to report information relating to an interest in our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain U.S. financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. You should consult your tax advisor regarding the effect, if any, of this requirement on your ownership and disposition of our Ordinary Shares.

Information with respect to the Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, encourages foreign financial institutions to report information about their U.S. account holders (including holders of certain equity interests) to the IRS. Foreign financial institutions that fail to comply with the withholding and reporting requirements of FATCA and certain account holders that do not provide sufficient information under the requirements of FATCA are subject to a 30% U.S. withholding tax on certain payments they receive, including foreign pass-through payments (which may include payments made by us with respect to our shares). The term “foreign pass thru payment” is not currently defined in U.S. Treasury Regulations, and therefore, the future application of FATCA withholding tax on foreign pass-thru payments to holders of shares is uncertain. If a holder of shares is subject to withholding, there will be no additional amounts payable by way of compensation to the holder of such securities for the deducted amount. Holders of shares should consult their own tax advisors regarding this legislation in light of such holder’s particular situation.

Information with respect to Net Investment Income Tax

Certain U.S. Holders who are individuals, estates or trusts may be required to pay an additional 3.8% Net Investment Income Tax, or NIIT, on, among other things, dividends and capital gains from the sale or other disposition of our shares. For individuals, the additional NIIT tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. U.S. Holders will likely not be able to credit foreign taxes against the 3.8% NIIT.

Information with respect to Reporting Requirements

Certain U.S. Holders owning “specified foreign financial assets” may be required to file IRS Form 8938, or Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The IRS has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). The failure to file this form when required could result in substantial penalties. You are urged to consult your tax advisors regarding the application of these requirements to your ownership of our shares.

In addition, certain U.S. Holders may be required to report additional information relating to an interest in our Ordinary Shares, subject to certain exceptions. You are urged to consult your tax advisors regarding your information reporting obligations, if any, with respect to your ownership and disposition of our Ordinary Shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

Plan of DISTRIBUTION

This prospectus relates to 535,730 of our ADSs issuable upon the exercise of 535,730 unexercised Series A Warrants issued to public investors in our initial public offering and 37,501 additional ADSs underlying 37,501 unexercised Placement Agent Warrants issued to the Placement Agent for that offering. The Series A Warrants were offered and sold by us in a public offering completed on March 29, 2017, pursuant to a prospectus dated March 23, 2017, which prospectus also covered the offer and sale by us of the ADSs underlying the warrants. The ongoing offer and sale by us of the ADSs issuable upon exercise of the warrants is being made pursuant to this prospectus.

This prospectus furthermore relates to 3,263,325 of our ADSs issuable upon the exercise of 3,263,325 outstanding Series C Warrants and 198,637 additional ADSs underlying 198,637 Underwriter Warrants. The Series C Warrants were offered and sold by us in a public offering that closed on July 23, 2018, pursuant to a prospectus dated July 19, 2018.

Every Series A Warrant and every Placement Agent Warrant is exercisable, in each case for one ADS, representing 20 Ordinary Shares, at exercise prices of $14 and $17.50, respectively, per ADS. Series A Warrants are exercisable either immediately (or, at the election of the purchaser, six months following the issuance date) and until five years from the date on which they were issued. Each Placement Agent Warrant is exercisable immediately and until five years from the date on which it was issued.

Each Series C Warrant and each Underwriter Warrant is exercisable, in each case, for one ADS at an exercise price of $3.50 and $4.375, respectively, per ADS. Series C Warrants are exercisable immediately and until five years from the date on which they were issued. Each Underwriter Warrant was exercisable immediately upon issuance and until July 18, 2023.

The Warrants can also be exercised, under certain conditions, using a cashless exercise mechanism, in which the number of shares issued would be decreased in accordance with the reduced cash realization price. In addition, the Warrants’ exercise price is adjustable upon certain events.

We will deliver ADSs upon exercise of the Warrants, in whole or in part. We will not issue fractional ADSs. Each Warrant contains instructions for the exercise. In order to exercise a Warrant, the holder must deliver the information required by the applicable Warrant Agreement, along with payment of the exercise price, if the exercise price is being paid in cash, for the ADSs to be purchased. We will then deliver our ADSs in the manner described in the applicable Warrant Agreement.

VALIDITY OF SECURITIES

The validity of the Ordinary Shares underlying the ADSs offered hereby and certain matters of Israeli law have been passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. The validity of the Warrants offered hereby and certain matters of U.S. law have been passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Up to 4,035,193 American Depositary Shares Representing 80,703,860 Ordinary Shares

Warrants to Purchase up to 4,035,193 American Depositary Shares

Part II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5738-1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) of the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a civil or administrative fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with each of our current director and officers exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our directors and officers based on such indemnification agreement is equal to 25% of our shareholders’ equity pursuant to our latest audited or unaudited consolidated financial statements, as applicable, as of the date of the indemnification payment. Such indemnification amounts are in addition to any insurance amounts. Each director or officer who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company during the three years preceding this offering that were not registered under the Securities Act:

In July 2018, we issued and sold to H.C. Wainwright & Co., as underwriter for our public offering, 425,651 Series C Warrants to purchase 425,651 ADSs, representing 8,513,020 Ordinary Shares, at a price of $0.01 per warrant, as part of the consideration for its services as underwriter. We also undertook to issue the underwriter an additional 198,637 Underwriter Warrants to purchase 198,637 ADSs, representing 3,972,740 Ordinary Shares, at an exercise price of $4.375 per ADS for a period of five years once we increased our authorized share capital. We subsequently issued those Underwriter Warrants to the underwriter.

In November 2017, we issued to investors warrants to purchase up to a total of 101,251 ADSs representing 2,025,020 ordinary shares, at an initial exercise price of $9.00 per ADS in a concurrent private placement to an offering pursuant to our shelf registration statement in the United States.

In November 2017, we issued to H.C. Wainwright & Co. warrants to purchase up to a total of 14,177 ADSs representing 283,540 ordinary shares at an exercise price of $10.00 per ADS as part of the consideration for its services as placement agent.

In March 2017, we issued to Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, the placement agent for our public offering, warrants to purchase up to a total 37,501 ADSs representing 750,020 ordinary shares at an exercise price of USD 17.5 per ADS as part of the consideration for its services as placement agent.

In December 2016, we issued to investors warrants to purchase up to a total of 9,970 ADSs representing 199,400 ordinary shares, at an initial exercise price of $36.00 per ADS in a concurrent private placement to an offering pursuant to our shelf registration statement in the United States.

In December 2016, we issued to Rodman & Renshaw, a unit of H.C. Wainwright & Co., warrants to purchase up to a total of 998 ADSs representing 19,960 ordinary shares at an exercise price of $29.48 per ADS as part of the consideration for its services as placement agent.

In December 2016, we issued to Roth Capital Partners and Maxim Group LLC warrants to purchase up to a total of 499 ADSs representing 9,980 ordinary shares at an exercise price of $36.00 per ADS as part of a “tail” fee consideration for its services as placement agent.

In September 2016, we issued to Roth Capital Partners and Maxim Group LLC warrants purchase up to 990 ADSs representing 19,800 ordinary share at an exercise price of $57.50 per ADS as part of the consideration for its services as placement agent.

The foregoing issuances of warrants to purchase ADSs in 2016, 2017 and 2018 were offered pursuant to Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act.

The foregoing issuances were adjusted retroactively to reflect:

●	a 1-for-10 reverse share split of our Ordinary Shares effected on November 6, 2015;

●	a change in the ratio of Ordinary Shares per ADS from five Ordinary Shares per ADS to 50 Ordinary Shares per ADS effected on March 15, 2017; and

●	a 1-for-10 reverse share split of our Ordinary Shares effected on July 13, 2018, together with a change in the ratio of Ordinary Shares per ADS, such that after the reverse share split was implemented each ADS represents 20 post- reverse share split Ordinary Shares, instead of 50 pre- reverse share split Ordinary Shares.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1	Form of Engagement Letter by and between the Registrant and Rodman & Renshaw, a unit of H.C. Wainwright & Co., with respect to the offering of Series A Warrants(1)
1.2	Form of Underwriting Agreement by and between the Registrant and H.C. Wainwright & Co., LLC with respect to the offering of ADSs, Series C Warrants and Pre-Funded Warrants(2)
4.1	Form of Deposit Agreement between Medigus Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, including the Form of American Depositary Shares(3) Form of American Depositary Receipt(3)
4.2	Form of Series A Warrant (4)
4.3	Form of Placement Agent Warrant (5)
4.4	Form of Warrant Agent Agreement between Medigus Ltd. and Computershare Inc., as warrant agent, including the Form of Series C Warrant (6)
4.5	Form of Underwriter Warrant (7)
5.1	Form of Opinion of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant, as to the validity of the ordinary shares underlying the ADSs issuable upon exercise of the Series A Warrants and Placement Agent Warrants(8)
5.2	Form of Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, U.S. counsel to the Registrant, as to the validity of the Series A Warrant Agreement, Series A Warrants and Placement Agent Warrants (9)
5.3	Form of Opinion of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant, as to the validity of the ordinary shares underlying the ADSs issuable upon exercise of (among other warrants) the Series C Warrants and Underwriter Warrants(10)
5.4	Form of Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester, LLP, U.S. counsel to the Registrant, as to the validity of (among other obligations of the Registrant) the Series C Warrant Agreement, Series C Warrants and Underwriter Warrants(11)
23.1	Consent of Kesselman and Kesselman, Member Firm of PricewaterhouseCoopers International Limited.*
23.2	Consent of Meitar Liquornik Geva Leshem Tal, Israeli counsel to the Registrant (included in Exhibits 5.1 and 5.3).(8) (10)
23.3	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester, U.S. counsel to the Registrant (included in Exhibits 5.2 and 5.4)(9)(11)
24.1	Power of Attorney (included in the signature page hereto)

(1)	Previously filed with the Securities and Exchange Commission on March 23, 2017, as Exhibit 1.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-216155) and incorporated by reference herein.
(2)	Previously filed with the Securities and Exchange Commission on July 18, 2018, as Exhibit 1.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-225610) and incorporated by reference herein.
(3)	Previously filed with the Securities and Exchange Commission on May 7, 2015, as Exhibit 2.1 to the Registrant’s registration statement on Form 20-F (File No 001-37381) and incorporated by reference herein.
(4)	Previously filed with the Securities and Exchange Commission on March 23, 2017, as Exhibit 4.2 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-216155) and incorporated by reference herein.

(5)	Previously filed with the Securities and Exchange Commission on March 23, 2017, as Exhibit 4.4 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-216155) and incorporated by reference herein.
(6)	Previously filed with the Securities and Exchange Commission on July 18, 2018, as Exhibit 4.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-225610) and incorporated by reference herein.
(7)	Previously filed with the Securities and Exchange Commission on July 18, 2018, as Exhibit 4.3 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-225610) and incorporated by reference herein.
(8)	Previously filed with the Securities and Exchange Commission on March 23, 2017, as Exhibit 5.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-216155) and incorporated by reference herein.
(9)	Previously filed with the Securities and Exchange Commission on March 23, 2017, as Exhibit 5.2 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-216155) and incorporated by reference herein.
(10)	Previously filed with the Securities and Exchange Commission on July 18, 2018, as Exhibit 5.1 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-225610) and incorporated by reference herein.
(11)	Previously filed with the Securities and Exchange Commission on July 18, 2018, as Exhibit 5.2 to Amendment No. 2 to the Registrant’s registration statement on Form F-1 (File No 333-225610) and incorporated by reference herein.
*	Filed herewith.

(b) Financial Statement Schedules.

All Financial Statement Schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto that are incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omer, State of Israel on April 18, 2019.

Medigus Ltd.

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Liron Carmel and Tatiana Yosef, and each of them, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to this Post-Effective Amendment No. 4 to Form F-1 Registration Statement (this “Post-Effective Amendment”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Post-Effective Amendment, whether such amendments or supplements are filed before or after the effective date of such Post-Effective Amendment, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Post-Effective Amendment, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Liron Carmel	Chief Executive Officer	April 18, 2019
Liron Carmel

/s/ Tatiana Yosef	Chief Financial Officer	April 18, 2019
Tatiana Yosef

/s/ Benad Goldwasser	Chairman of the Board of Directors	April 18, 2019
Professor Benad Goldwasser

/s/ Ronen Rosenbloom	Director	April 18, 2019
Ronen Rosenbloom

/s/ Eliyahu Yoresh	Director	April 18, 2019
Eliyahu Yoresh(

/s/ Eli Cohen	Director	April 18, 2019
Eli Cohen

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in on this 18th day of April 2019.

Medigus USA LLC

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Authorized Signatory